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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION OF

                               CSQ HOLDING COMPANY

                                   ARTICLE I

      The name of the Company is CSQ Holding Company. The term of the existence of the Company is perpetual.

                                   ARTICLE II

      The location and post office address of the Company's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

      The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

      This Corporation is authorized to issue only one class of shares, designated Common Stock, $0.001 par value. The total number of shares of Common Stock that this Corporation shall have the authority to issue shall be one hundred (100).

                                   ARTICLE V

      Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

                                   ARTICLE VI

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

                                  ARTICLE VII

      To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholder for monetary damages for breach of fiduciary duty as a director. The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative

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or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company or serves or served any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

      Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

                                  ARTICLE VIII

      Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE IX

      The name and mailing address of the incorporator are as follows:

                   S. Paul Sassalos
                   Perkins Coie LLP
                   1201 Third Avenue, Suite 4800
                   Seattle, WA  98101

      The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed and that the facts stated herein are true.

      Dated: February 23, 2005

                                              /s/ S. Paul Sassalos
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                                              S. Paul Sassalos, Incorporator

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